MICKY PANT NAMED CHIEF EXECUTIVE OFFICER OF YUM BRANDS CHINA DIVISION;
SUCCEEDS SAM SU, WHO WILL RETIRE FROM COMPANY AND REMAIN ON BOARD OF DIRECTORS
Joey Wat Named CEO of KFC China; Peter Kao Named CEO of Pizza Hut China
Louisville, KY, August 18, 2015 - Yum! Brands, Inc. (NYSE:YUM) today announced that long-time YUM veteran, Micky Pant, 60, has been appointed Chief Executive Officer of Yum! Restaurants China, succeeding Sam Su, 63, who announced his plans to retire as Chairman and CEO of the China Division.  Su will serve as an Executive Advisor through February 2016 and also remain on the Yum! Brands, Inc. Board of Directors to ensure a smooth and seamless transition.  The Company also announced that Joey Wat, 44, President of KFC China, and Peter Kao, 58, Senior Vice President and Brand General Manager of Pizza Hut China, have each been promoted to the position of Chief Executive Officer of KFC and Pizza Hut, respectively, reporting to Pant.
Greg Creed, Chief Executive Officer, Yum! Brands, Inc. said: “Sam Su is a restaurant industry pioneer in China, having established KFC and Pizza Hut as global powerhouses in the world’s fastest growing economy.  While we respect and support his decision to retire after a long and successful career with YUM, we are grateful he has built a strong leadership team to carry on and leverage the unprecedented growth opportunity that China presents.  I’m especially pleased this leadership transition comes at a time that same-store sales have turned significantly positive, demonstrating continued recovery in the business.  We thank Sam for his many significant contributions to YUM, and for ensuring a seamless transition of management to Micky Pant, who I am extraordinarily pleased will become Chief Executive Officer of Yum! Restaurants China.  Micky has been one of our most effective and visionary leaders at YUM for the past decade.  He is one of the finest brand builders in the business with an unparalleled ability to understand consumer insights and to pursue strategies that build trust and loyalty.  At the same time, he is a culture champion and world-class business executive, who knows how to run and grow profitable businesses and attract world-class talent.  His strong leadership skills are evident in the tremendous success he has delivered at Yum! Restaurants International (YRI) as President of KFC and Pizza Hut, and then as CEO of KFC globally.  Micky is the perfect person to next lead the China Division, given his vast knowledge of KFC and Pizza Hut best practices from around the globe.  He will be supported by two tremendous leaders, Joey Wat, President of KFC and Peter Kao, SVP and Brand GM of Pizza Hut, who are promoted to Chief Executive Officer of their respective brands, reporting to Micky.  Angela Loh, who has served as Chief Concept Officer, and Mark Chu, who has served as President, Chief Operating Officer, will serve as Senior Advisors to Micky, continuing to share their extensive years of expertise.  We believe this seasoned executive team is well-positioned to ensure a seamless management transition and continue our growth trajectory in China for many years to come.
As Micky becomes the CEO of the China business, I’m pleased that Roger Eaton, 55, will become Chief Executive Officer of the KFC Division outside of China and India, reporting to me.  As the YUM Chief Operations Officer, Roger strengthened our operations capability, food quality and safety, and sustainability.  He is a restaurant industry veteran who definitely has KFC shortening in his veins, having held many senior management roles with the brand in the U.S. and internationally.  Roger is a tremendous leader and I’m confident he and his team will take the KFC brand to new heights globally, building on Micky’s success.”
Yum! Brands, Inc., based in Louisville, Kentucky, has over 41,000 restaurants in more than 125 countries and territories. Yum! is ranked #228 on the Fortune 500 List with revenues of over $13 billion in 2014 and is one of the Aon Hewitt Top Companies for Leaders in North America. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opens over five new restaurants per day on average, making it a leader in international retail development.